WISeKey Shareholders Approved All Agenda Items of its 2021 Extraordinary General Meeting

Zug, Switzerland – January 28, 2021 – WISeKey International Holding Ltd (“WISeKey” or “Company”) (SIX: WIHN, NASDAQ: WKEY), a leading global cybersecurity and IoT company, announced today that its shareholders approved all items on the agenda of WISeKey’s 2021 Extraordinary General Meeting held at the offices of law firm Homburger AG, in Zurich, Switzerland, on January 28, 2021. Among other things, the shareholders elected Hans-Christian Boos as new member of the Board of Directors.

Shareholders of WISeKey also approved all other proposals submitted by the Board as follows:

•	The creation of new authorized share capital;

•	The creation of a new conditional share capital for the issuance of Class A Shares to Members of the Board of Directors and Executive Management Members; and,

•	The increase of existing conditional share capital.

Carlos Moreira, Chairman of the Board, stated, “I would like to thank our valued shareholders for their continued trust,  support and the confidence they have placed in us. I would also like to thank all members of our Board  for their commitment and dedication to WISeKey.”

About WISeKey:

WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey microprocessors secure the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.).  WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com

Disclaimer:

This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”), the FinSA’s predecessor legislation or advertising within the meaning of the FinSA, or within the meaning of any other securities regulation. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.

The securities offered will not be, and have not been, registered under the United States of America Securities Act of 1933, as amended, and may not be offered or sold in the United States of America, absent registration or an applicable exemption from the registration requirements of said Act.